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                                                                    Exhibit 10.1


                             CONTRACT OF EMPLOYMENT

This Contract of Employment ("Contract") is made as of the 13th day of August 2002 by and between:

EMPLOYER uDate.com, Inc., a Delaware company whose principal place of business is at New Enterprise House, St Helens Street, Derby, DE1 3GY United Kingdom ("the Company")

EMPLOYEE  ELEANOR KRIVICIC of 18 Gardenia Drive, Commack, New York 11725 USA

The Company desires to continue to employ you, and you desire to continue to be employed by the Company. In consideration of the mutual covenants and promises contained in this Contract, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


1.   COMMENCEMENT OF EMPLOYMENT

     1.1 Your employment with the Company commenced on May 7, 2002 which is the date of commencement ("Commencement Date") of your period of continuous employment.

     1.2  You are employed as General Counsel and Secretary of the Company.


2.   DUTIES

     2.1 You will carry out such duties and comply with such instructions consistent with your position and status as the Company reasonably determines from time to time.


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     2.2  You will report to the Chief Operating Officer of the Company or such other person as the Company may decide from time to time is appropriate.


3.   PLACE OF WORK

     3.1 Your principal place of work will be at the Company's offices in Teaneck, New Jersey, USA, with such time at the Company's headquarters in Derby as may be required. The Company may require that you relocate to Derby; it is a condition of your employment that you comply with any such requirement.


4.   REMUNERATION

     4.1 Your basic salary will be $175,000 per annum which is payable twice monthly in arrears.

     4.2 You will be eligible to receive a discretionary bonus that will be calculated at 40% of salary subject to terms and conditions to be agreed upon between the parties within three months of the Commencement Date.

     4.3 You will be entitled to receive a motor car allowance of $10,000 per year payable with salary each month. This allowance is to enable you to purchase or lease a motor vehicle for business and private use, such vehicle to be approved by the Company as suitably commensurate with your status. The allowance will also cover the cost of road fund license, insurance premiums and running expenses in respect of the motor car including private fuel, oil, maintenance and repairs.

     4.4 In addition, the Company will grant you options to purchase 250,000 shares of common stock of uDate.com, Inc. under, and in accordance with, uDate.com, Inc.'s 2001 Stock Incentive Plan and standard stock option agreement.


5.   EXPENSES

     If you incur travelling expenses (other than travel to and from work), accommodation (including overnights stays in New Jersey when required by the Company) or other



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     expenses in the course of carrying out your duties, you will be reimbursed for these by the Company on production of appropriate vouchers or receipts.

     Upon the termination of your employment, upon production of receipts, the Company will contribute up to a maximum of $5,000 towards the cost of your repatriation from the United Kingdom to the United States.


6.   HOURS OF WORK

     Your normal working week will consist of 40 hours (excluding lunch breaks) from Monday through Friday, with such additional hours (and without additional remuneration) as may be necessary for the proper performance of your duties and in order to meet the requirements of the business.


7.   HOLIDAYS AND HOLIDAY PAY

     7.1 You are entitled, in addition to the usual bank and public holidays, to 20 working days' paid holiday in each calendar year of employment. Where you are employed for part of a calendar year only - either on commencement or termination of your employment - you will be entitled to paid holiday pro rata to the number of complete calendar months worked by you in the relevant calendar year. Your manager must approve the dates of your holiday beforehand. Unused holiday entitlement may not be carried forward to the next year without the written permission of your manager.

     7.2 On the termination of your employment, where you have taken more or less than your holiday entitlement as calculated above, an adjustment based on your normal rate of pay will be made in your final pay. The adjustment will be either by way of deduction if you have taken more than your entitlement, or by way of an additional payment where you have taken less than your entitlement, calculated on a pro rata basis by reference to the number of days' holiday in respect of which such adjustment is made.


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8.   SICKNESS AND SICK PAY

     8.1 If you are absent from work due to illness or injury or for any other reason you must let the Company know by 10.30am on your first day of absence that you will be unable to attend. You must also keep the Company advised regularly if you continue to be absent and of your likely return date. If you are absent due to sickness or injury for one day or more, immediately you return to work you must obtain and complete a sickness self-certification and submit it to your manager.

     8.2 If you are absent for more than seven consecutive days (including Saturdays and Sundays) due to illness or injury you must obtain a doctor's certificate where appropriate at your own expense and give or send it immediately to your manager. Thereafter any further absence must continue to be supported by doctor's certificates.

     8.3 Failure to comply with the above procedures will result in the loss of the discretionary element of Company sick pay (referred to below) and may also disqualify you from receiving Statutory Sick Pay ("SSP"). For the avoidance of doubt the Company will be entitled to terminate your employment in accordance with the terms of this Contract (whether with or without notice as appropriate in the circumstances) during any period of sickness absence.

    8.3.1 Provided that you have complied with the requirements above, the Company will continue to pay you at your normal rate of pay during any unavoidable absence through sickness or injury (whether continuous or intermittent) up to a maximum, in any period of 12 consecutive months, of four weeks at full pay and thereafter at the discretion of the Company. Any payment made to you under this provision will include any entitlement that you may have to receive SSP from the Company. Company sick pay will be reduced by the amount of any Social Security benefits recoverable by you (whether or not recovered) in respect of your illness or injury.



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     8.4  Your "qualifying days" for SSP purposes are Monday to Friday
          (inclusive).

     8.5 The Company will be entitled, at its expense, to require you to be examined by an independent medical practitioner of the Company's choice at any time (whether or not you are absent by reason of sickness or injury) and you agree that the doctor carrying out the examination may disclose to and discuss with the Company the results of the examination.


9.   PENSION AND OTHER BENEFITS

     9.1 There is no Company pension scheme and no contracting out certificate has been obtained in respect of your employment.

     9.2 You will be eligible for immediate insurance cover under the Company's life assurance scheme in both the United States and in the United Kingdom, (or any other scheme providing an equivalent benefit) subject to the rules of the scheme from time to time and such evidence of health as such insurance company may require.

     9.3 You will be eligible for immediate medical and dental insurance in both the United States and in the United Kingdom and permanent health insurance.




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10.  CONFIDENTIALITY

     You acknowledge that you have reviewed and signed a copy of the Invention and Non-Disclosure Agreement ("the Non-Disclosure Agreement"). The Non-Disclosure Agreement, for the avoidance of doubt, forms part of your Contract.


11.  DISCIPLINARY AND GRIEVANCE PROCEDURE

     The Company does not operate a formal disciplinary procedure that is applicable to your employment. If you have any grievance in relation to your employment you should raise it with your manager in writing. If the matter is not resolved you may then take it up in writing with the Chief Executive Officer whose decision will be final.


12.  TERMINATION OF EMPLOYMENT

     12.1 Subject as follows the Company can terminate your employment at any time by giving you six (6) calendar month's written notice.

     12.2 You may terminate your employment at any time by giving the Company at least three (3) calendar month's written notice.

     12.3 The Company may terminate your employment without giving the notice referred to in Clause 12.1 by paying you your basic salary and pro-rated bonus which for the purposes of this Clause will be calculated at 40% of salary and is not discretionary (less any applicable deductions) in lieu of the notice period or in lieu of the remainder of the notice period if, at the Company's request, you have worked during part of the notice period. In addition, payment in lieu of notice for purposes of this Clause 12.3 shall mean that any unvested stock options granted shall be accelerated as though you had been an employee of the Company during the remainder of the notice period.

     12.4 The Company has the right to terminate your employment without notice in the case of just cause. "Just Cause" for termination will mean a vote of the Company's Board of Directors, acting in good faith based upon the




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          information then known to the Company after a reasonable investigation
          (including, at a minimum, review of your written response to the information alleged to constitute Just Cause and your opportunity to address the Board), that determines that you have committed or engaged in repeated intentional misconduct in connection with your duties under this Contract, which misconduct is materially and demonstrably harmful to the Company's business, or materially breached a term of this Contract, which breach is materially and demonstrably harmful to the Company's business and which breach remains uncured for thirty days after written notice of such breach is delivered to you.


13.  COMPANY PROPERTY

     On request and in any event on termination of your employment for any reason you are required to return to the Company all company property including any company car, company credit or charge cards, your security pass, all keys, computer hard and software including discs and all documents in whatever form (including notes and minutes of meetings, customer lists, diaries and address books, computer printouts, plans, projections) together with all copies which are in your possession or under your control. The ownership of all such property and documents will at all time remain vested in the Company.


14.  NORMAL RETIREMENT AGE

     Your normal retirement age is 65 years and your employment will automatically terminate when you reach this age.


15.  DEDUCTIONS

     You hereby authorise the Company to deduct from your pay (including holiday pay, sick pay, bonus or commission and pay in lieu of notice) any amounts, which are owed by you to the Company, or any other company in the Group (including any season ticket or other loans, travel allowance, expenses float or relocation assistance).



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16.  RULES, POLICIES, PROCEDURES

     You must comply at all times with the Company's rules, policies and procedures relating to insider trading, equal opportunities, harassment, health and safety, compliance, external interests and all other rules and procedures introduced by the Company from time to time. Copies of all rules, policies and procedures can be obtained from the Company Secretary. For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this Contract and they can be changed, replaced or withdrawn at any time at the discretion of the Company. Breach of any Company rules, policies or procedures may result in disciplinary action.


17.  ENTIRE AGREEMENT

     This Contract (and by reference the Invention and Non-Disclosure Agreement) contains the entire and only agreement between us and supersedes all previous agreements between you and the Company.


18.  MEANING OF WORDS USED

     In this Contract "Group" means the Company, any holding company of the Company for the time being and any subsidiary (as defined in Section 736 of the Companies Act 1985) for the time being of the Company or its holding company and "Group Company" means any company in the Group.


19.  SUCCESSORS AND ASSIGNS

     This Contract shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, the Company may be merged or which may succeed to the Company's assets or business, provided, however, that your obligations are personal and cannot be assigned.


20.  WAIVER

     Failure by any party to require performance of any provision shall not affect his or its right at a later time to enforce the same. No waiver or breach of any term or covenant in this Contract, whether by conduct or otherwise, in any one or more instances shall be construed as a further or continuing waiver.



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21.  GOVERNING LAW AND JURISDICTION

     This Contract will be governed by and interpreted in accordance with the laws of the State of Delaware, USA (without reference to the conflict of laws provisions thereof).




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Signed on behalf of the
Company by        /s/ Martin Clifford                     Date   August 13, 2002


I understand and agree to the terms and conditions of my Contract of Employment as set out above.


Employee's signature   /s/ Eleanor Krivicic               Date   August 13, 2002